Exhibit 99.1

Subject: CNL Healthcare Properties Announces Plans to Conduct a Net Asset Valuation

Oct. 28, 2014

On Oct. 28, 2014, CNL Healthcare Properties, Inc. (the REIT) filed a Form 8-K to announce that it has engaged CBRE Capital Advisors, Inc. (CBRE Cap) to assist its board of directors in determining the estimated net asset value per share (NAV) of its common stock as of Sept. 30, 2014.

•	The REIT anticipates announcing the estimated NAV and any corresponding change in its offering price per share on or about Nov. 4, 2014[1]. In the event of a change in the share offering price as a result of the valuation, the price change will take effect at the close of business (3:00 p.m. CST) on the day it is announced.

•	Please review the Operational Summary for important information regarding the transition of the REIT’s offering price and the submission of subscriptions for its offering.

We look forward to providing additional information about CNL Healthcare Properties’ valuation on or about Nov. 4, 2014. In the meantime, please contact your CNL Securities Corp. representative directly at 866-650-0650 with any questions.

1CNL Healthcare Properties has made every effort to estimate the date when information about a re-pricing event will be announced. However, it cannot guarantee that this date may not change. As such, should the date of the announcement change, please refer to the New Offering Price Operational Summary for the re-pricing date and the effective time in relation to the actual date of the announcement.

Operational Summary

OCT. 28, 2014

On Oct. 28, 2014, CNL Healthcare Properties, Inc. (the REIT) announced that it will declare a valuation of its estimated net asset value per share (NAV) of its common stock on or about Nov. 4, 2014*. Below is important information with respect to the submission of subscription agreements for the offering upon such announcement.

IMPORTANT TERMS

•	Re-pricing Date – The Re-pricing Date is the date on which the REIT announces the new public offering price and, as such, the date on which the REIT will begin offering shares at its new public offering price. (The REIT anticipates the Re-pricing Date will be on or about Nov. 4, 2014.)

•	Effective Time – The Effective Time is 3:00 p.m., Central Standard Time (CST), on the Re-pricing Date.

DEADLINES AND PROCESSES FOR SUBSCRIPTIONS (assuming the Re-pricing Date is Nov. 4, 2014)

Public offering price for subscriptions received prior to and up to the Effective Time (on or before 3:00 p.m. CST on Nov. 4, 2014)

•	The REIT will offer shares of its common stock in the primary offering at the current price of $10.14 per share.

•	All subscriptions date-stamped as received in good order by DST, Inc., the REIT’s transfer agent, prior to and up to the Effective Time will be processed at $10.14 per share.

•	All subscriptions received, but not in good order, at the Effective Time will be processed at the REIT’s new public offering price, when all requirements have been met.

Public offering price for subscriptions received after the Effective Time (after 3:00 p.m. CST on Nov. 4, 2014)

•	The REIT will offer shares of its common stock in the primary offering at the new public offering price.

•	Any subscriptions date-stamped as received by DST, Inc. after the Effective Time will be processed at the REIT’s new public offering price.

*The REIT has made every effort to estimate the date when information about a re-pricing event will be announced. However, it cannot guarantee that this date may not change. As such, should the date of the announcement change, please refer to the Re-pricing Date and the Effective Time in relation to the actual date of the announcement.

Operational Summary

OCT. 28, 2014

Distribution Reinvestment Plan

•	Pursuant to the REIT’s Distribution Reinvestment Plan (DRP), distributions will be invested in shares promptly following the distribution payment date. The REIT’s distribution policy provides for the distribution to be issued on or before the last day of the quarter.

•	In the event of a change in the share offering price as a result of the valuation, all issuance of shares pursuant to the REIT’s DRP will reflect a price equal to 95 percent of the new public offering price and will be reflected in shareholders’ fourth quarter distributions.

Redemption Plan

•	The REIT does not anticipate having to amend its current Redemption Plan. Pursuant to the Redemption Plan, shareholders who have held shares for at least one year may submit shares for redemption subject to the terms of the REIT’s Amended and Restated Redemption Plan and the maximum amount of funds available for redemptions per quarter. If approved, shares would be redeemed at an amount that is the lesser of the then current estimated NAV per share as of the redemption date or the purchase price per share paid by the shareholder.

Distributions Policy

•	The amount or basis of distributions declared will be determined by the REIT’s board of directors and is dependent upon a number of factors, including, but not limited to, cash flow from operations and the REIT’s financial condition.

Rescissions

•	The REIT intends to offer shareholders the right to request a rescission of their purchase of shares of common stock if subscription agreements are received by the REIT’s transfer agent between Oct.28, 2014, and 3:00 p.m. (CST) on Nov. 18, 2014.

Subscription Agreement

•	The current subscription agreement for the offering will not change as a result of this share re-pricing event (the current subscription agreement does not include a specific share price).